Exhibit 99.1

NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC REPORTS FOURTH QUARTER AND
FISCAL YEAR 2017 FINANCIAL RESULTS

▪	Q4 Revenue of $7.9 Billion Grew 5% as Reported; 5% at Constant Currency

▪	Q4 GAAP Diluted EPS of $0.84; Q4 Non-GAAP Diluted EPS of $1.33

▪	FY17 Revenue of $29.7 Billion Grew 3% as Reported; Approximately 5% on a Constant Currency, Constant Week Basis

▪	FY17 GAAP Diluted EPS of $2.89; FY17 Non-GAAP Diluted EPS of $4.60

▪	FY17 Cash Flow from Operations of $6.9 Billion; FY17 Free Cash Flow of $5.6 Billion

DUBLIN - May 25, 2017 - Medtronic plc (NYSE: MDT) today announced financial results for its fourth quarter and fiscal year 2017, which ended April 28, 2017.

The company reported fourth quarter worldwide revenue of $7.916 billion, compared to the $7.567 billion reported in the fourth quarter of fiscal year 2016, an increase of 5 percent on both a reported and constant currency basis. Foreign currency translation had a negative $37 million impact on fourth quarter revenue. As reported, fourth quarter GAAP net income and diluted earnings per share (EPS) were $1.163 billion and $0.84, respectively. As detailed in the financial schedules included through the link at the end of this release, fourth quarter non-GAAP net income and diluted earnings per share (EPS) were $1.836 billion and $1.33, an increase of 2 percent and 5 percent, respectively.

Fourth quarter U.S. revenue of $4.403 billion represented 56 percent of company revenue and increased 4 percent. Non-U.S. developed market revenue of $2.452 billion represented 31 percent of company revenue and increased 2 percent, or 4 percent on a constant currency basis. Emerging market revenue of $1.061 billion represented 13 percent of company revenue and increased 11 percent, or 10 percent on a constant currency basis.

Medtronic’s fiscal year 2017 revenue of $29.710 billion increased 3 percent, or approximately 5 percent on a constant currency, constant week basis. Foreign currency translation had a negative $34 million impact on fiscal year 2017 revenue. The first quarter of fiscal year 2017 contained 13 weeks, one less week than the first quarter of fiscal year 2016. The extra week occurs every six years as a result of the company’s 52-53 week fiscal year calendar. While it is difficult to calculate an exact impact from the extra week, the company estimates that it resulted in an approximate $450 million benefit to revenue and $0.08 to $0.10 benefit to non-GAAP diluted earnings per share (EPS) in the first quarter of the prior fiscal year. As reported, fiscal year 2017 net earnings were $4.028 billion or $2.89 per diluted share. As detailed in the link at the end of this release, fiscal year 2017 non-GAAP earnings and diluted EPS were $6.395 billion and $4.60, representing increases of approximately 8 to 9 percent and approximately 11 to 12 percent, respectively, on a constant currency, constant week basis.

“Our fourth quarter results were a strong finish to the fiscal year, with balanced, diversified growth across our groups and regions,” said Omar Ishrak, Medtronic chairman and chief executive officer. “Fiscal year 2017 was a solid year overall for Medtronic. We delivered record revenue, made progress in each of our growth strategies, executed on our Covidien cost synergy commitments, generated strong free cash flow growth, and deployed our capital in line with our stated priorities, balancing the return of cash to our shareholders together with disciplined reinvestment in our businesses.”

Cardiac and Vascular Group
The Cardiac and Vascular Group (CVG) includes the Cardiac Rhythm & Heart Failure (CRHF), Coronary & Structural Heart (CSH), and Aortic & Peripheral Vascular (APV) divisions. CVG worldwide fourth quarter revenue of $2.848 billion increased 4 percent, or 5 percent on a constant currency basis. CVG revenue performance was driven by strong, balanced growth across all three divisions.

▪
CRHF fourth quarter revenue of $1.544 billion increased 3 percent, or 4 percent on a constant currency basis, with mid-single digit growth on a constant currency basis in Arrhythmia Management driven by the continued global adoption of the Reveal LINQ® insertable cardiac monitor, as well as high-teens growth in AF Solutions on a constant currency basis. Heart Failure growth was driven in part by the company’s first quarter acquisition of HeartWare International, Inc.

▪
CSH fourth quarter revenue of $847 million increased 4 percent on both a reported and constant currency basis, led by mid-thirties growth on a constant currency basis in transcatheter aortic valves as a result of strong customer adoption of the CoreValve® Evolut® R platform, including the 34mm launch in the U.S. and Europe.

▪
APV fourth quarter revenue of $457 million increased 5 percent, or 6 percent on a constant currency basis, driven by mid-single digit growth in Aortic and high-single digit growth in Peripheral, both on a constant currency basis. Aortic growth was led by the continued strength of the Endurant® IIs aortic stent graft and solid adoption of the Heli-FX® EndoAnchor® System. Peripheral was driven by low-twenties growth of the clinically differentiated IN.PACT® Admiral® drug-coated balloon and high-single digit growth in atherectomy.

Minimally Invasive Therapies Group
The Minimally Invasive Therapies Group (MITG) includes the Surgical Solutions and the Patient Monitoring & Recovery (PMR) divisions. MITG worldwide fourth quarter revenue of $2.605 billion increased 6 percent on both a reported and constant currency basis. MITG had a strong quarter with high-single digit growth in Surgical Solutions and mid-single digit growth in PMR.

▪
Surgical Solutions fourth quarter revenue of $1.459 billion increased 7 percent, or 8 percent on a constant currency basis, driven by new products in Advanced Stapling and Advanced Energy, including endo stapling specialty reloads, the Valleylab™ FT10 energy platform, and LigaSure™ vessel sealing instruments. The division also benefitted from the second quarter acquisition of Smith & Nephew’s gynecology business.

▪
PMR fourth quarter revenue of $1.146 billion increased 4 percent on both a reported and constant currency basis, with the above market growth driven by the re-commercialization of the Puritan Bennett™ 980 ventilator and the Capnostream™ 20 capnography monitor, growth in capnography disposables, as well as strength in Nellcor™ pulse oximetry products.

Restorative Therapies Group
The Restorative Therapies Group (RTG) includes the Spine, Brain Therapies, Specialty Therapies, and Pain Therapies divisions. RTG worldwide fourth quarter revenue of $1.951 billion increased 4 percent, or 5 percent on a constant currency basis. Group results were driven by high-single digit growth in Brain Therapies and Specialty Therapies and low-single digit growth in Spine, offsetting declines in Pain Therapies.

▪
Spine fourth quarter revenue of $676 million increased 3 percent on both a reported and constant currency basis, demonstrating sustained improvement. Bone Morphogenetic Protein (BMP) grew in the low-double digits on a constant currency basis. Core Spine grew in the low-single digits on a constant currency basis, driven in part by the focus on “Speed-to-Scale” new product launches and strength in Other Biologics.

▪
Brain Therapies revenue of $585 million increased 9 percent on both a reported and constant currency basis, with strength in Neurovascular and Neurosurgery. Neurovascular grew in the mid-teens on a constant currency basis, driven by strength in sales of the Axium™ Prime Extra Soft detachable coils and Solitaire™ revascularization devices. Neurosurgery grew in the low-double digits on a constant currency basis, driven by strong sales of the O-arm® O2 surgical imaging system. Brain Modulation grew in the low-single digits on a constant currency basis on sales of the company’s market-leading MR conditional Activa® DBS portfolio.

▪
Specialty Therapies revenue of $396 million increased 7 percent on both a reported and constant currency basis. All three businesses contributed to growth, with Advanced Energy growing in the low-double digits, Pelvic Health growing in the high-single digits, and ENT growing in the mid-single digits, all on a constant currency basis.

▪
Pain Therapies revenue of $294 million decreased 2 percent on both a reported and constant currency basis. Pain Therapies had mid-single digit constant currency declines in Spinal Cord Stimulation, as the business faced competitive pressures, partially offset by low-single digit constant currency growth in Drug Pumps and Interventional.

Diabetes Group
The Diabetes Group includes the Intensive Insulin Management (IIM), Diabetes Service & Solutions (DSS), and Non-Intensive Diabetes Therapies (NDT) divisions. Diabetes Group worldwide fourth quarter revenue of $512 million increased 3 percent, or 4 percent on a constant currency basis.

▪
IIM grew in the high-single digits on a constant currency basis, with low-double digit growth in the U.S. driven by strong interest in the MiniMed® 630G system and the Priority Access Program for the MiniMed® 670G system, the world’s first hybrid closed loop insulin delivery system. In addition, the division delivered high-single digit constant currency growth in international markets due to strong growth of continuous glucose monitor (CGM) sensors and the continued strength of the MiniMed® 640G system.

▪
NDT declined in the low-single digits on a constant currency basis. The division grew in the mid-single digits in the U.S. on sales to primary care physicians of the iPro®2 Professional CGM technology with Pattern Snapshot.

▪
DSS declined in the low-single digits on a constant currency basis. While results were flat on a constant currency basis in international markets, the business did see strong adoption of the Guardian® Connect mobile CGM system. In the U.S., the division had mid-single digit declines due to more stringent payer requirements and lower order sizes.

Guidance
The company today provided its initial fiscal year 2018 revenue and EPS growth guidance.

In fiscal year 2018, the company expects constant currency revenue growth to be in the range of 4 to 5 percent. While the impact of foreign currency is fluid, if current exchange rates remain similar for the remainder of the fiscal year, the company’s revenue would be positively affected by approximately $75 million to $175 million for the fiscal year, including an approximate negative $10 to negative $60 million impact in the first fiscal quarter.

In fiscal year 2018, the company expects diluted non-GAAP EPS growth to be in the range of 9 to 10 percent on a constant currency basis. Assuming current exchange rates remain similar for the rest of the year, the company’s non-GAAP EPS would be negatively affected by approximately $0.05 to $0.10, including an approximate $0.03 to $0.05 impact in the first fiscal quarter.

The company reiterated its long-term expectation of mid-single digit revenue growth and double digit EPS growth, both on a constant currency basis. In addition, the company noted that the fiscal year 2018 outlook and guidance does not include the impact of the previously announced divestiture of a portion of its Patient Monitoring and Recovery division to Cardinal Health, which the company continues to expect to close in the second fiscal quarter. The company intends to update its guidance upon close of the transaction.

“We are creating distinct competitive advantages and capitalizing on the long-term trends in healthcare: namely, the desire to improve clinical outcomes; the growing demand for expanded access to care; and the optimization of cost and efficiency within healthcare systems. These trends, along with an aging population in most countries, produce secular growth tailwinds that we believe represent sustainable, long-term opportunities for Medtronic,” said Ishrak. “As we look forward, we have a number of catalysts that make us optimistic about our ability to deliver on our commitments and expand patient access around the world to our products and services. Our leadership team and employees continue to focus on driving excellence and impact in all that we do, and we look forward to the fiscal year ahead.”

Webcast Information
Medtronic will host a webcast today, May 25, at 8:00 a.m. EDT (7:00 a.m. CDT) to provide information about its businesses for the public, analysts, and news media. This quarterly webcast can be accessed by clicking on the Investor Events link at investorrelations.medtronic.com and this earnings release will be archived at newsroom.medtronic.com. Medtronic will be live tweeting during the webcast on our Newsroom Twitter account, @Medtronic. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Investor Events link at investorrelations.medtronic.com.

Financial Schedules
To view the fourth quarter financial schedules and non-GAAP reconciliations, click here. To view the fourth quarter earnings presentation, click here. Both documents can also be accessed by visiting newsroom.medtronic.com.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies – alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 88,000 people worldwide, serving physicians, hospitals and patients in approximately 160 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements related to product and service growth drivers, market position and opportunities, the transforming healthcare environment, strategies for and sustainability of growth, benefits from collaborations and acquisitions, availability of and plans for cash, the creation of shareholder value and shareholder returns, product launches, and Medtronic’s future results of operations, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, challenges with respect to third-party collaborations and integration of acquired businesses, effectiveness of growth and restructuring strategies, challenges relating to our worldwide operations, challenges or unforeseen risks in implementing our growth strategies, government regulation, fluctuations in foreign currency exchange rates, future revenue and earnings growth, and general economic conditions and other risks and uncertainties described in Medtronic’s periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Anticipated results only reflect information available to Medtronic at this time and may differ from actual results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release. Certain information in this press release includes calculations or figures that have been prepared internally and have not been reviewed or audited by our independent registered public accounting firm, including but not limited to, certain information in the financial schedules accompanying this press release. Use of different methods for preparing, calculating or presenting information may lead to differences and such differences may be material.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures and guidance, including free cash flow figures (defined as operating cash flows less property, plant and equipment additions), revenue and growth rates on a constant currency and constant week basis, net income, and diluted EPS, all of which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Unless otherwise noted, all revenue amounts given in this press release are stated in accordance with U.S. generally accepted accounting principles (GAAP). References to quarterly or annual figures increasing or decreasing are in comparison to the fourth quarter of fiscal year 2016 and full fiscal year 2016, respectively.

Medtronic management believes that in order to properly understand its short-term and long-term financial trends, including period over period comparisons of the company’s operations, investors may find it useful to exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP, and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking revenue growth and EPS projections exclude the impact of foreign currency exchange fluctuations. Forward-looking non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as non-GAAP adjustments to earnings during the fiscal year, such as amortization of intangible assets and acquisition-related, certain tax and litigation, and restructuring charges or gains. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

-end-
View FY17 Fourth Quarter Financial Schedules & Non-GAAP Reconciliations
View FY17 Fourth Quarter Earnings Presentation

MEDTRONIC PLC
WORLD WIDE REVENUE
(Unaudited)

	FOURTH QUARTER AS REPORTED			FOURTH QUARTER CONSTANT CURRENCY ADJUSTED			FISCAL YEAR AS REPORTED			FISCAL YEAR CONSTANT CURRENCY ADJUSTED
(in millions)	FY17 Q4	FY16 Q4	Reported Growth	Currency Impact on Revenue	FY17 Q4	Constant Currency Growth (2)	FY17 Total	FY16 Total	Reported Growth (3)	Currency Impact on Revenue	FY17 Total	Constant Currency Growth (2)(3)
Cardiac & Vascular Group	$2,848	$2,742	4%	$(19)	$2,867	5%	$10,498	$10,218	3%	$(37)	$10,535	3%
Cardiac Rhythm & Heart Failure	1,544	1,492	3	(11)	1,555	4	5,649	5,465	3	(14)	5,663	4
Coronary & Structural Heart	847	816	4	(5)	852	4	3,113	3,093	1	(21)	3,134	1
Aortic & Peripheral Vascular (1)	457	434	5	(3)	460	6	1,736	1,660	5	(2)	1,738	5

Minimally Invasive Therapies Group	2,605	2,460	6	(10)	2,615	6	9,919	9,563	4	17	9,902	4
Surgical Solutions	1,459	1,358	7	(8)	1,467	8	5,511	5,265	5	(1)	5,512	5
Patient Monitoring & Recovery	1,146	1,102	4	(2)	1,148	4	4,408	4,298	3	18	4,390	2

Restorative Therapies Group (1)	1,951	1,869	4	(4)	1,955	5	7,366	7,188	2	(1)	7,367	2
Spine	676	659	3	(1)	677	3	2,641	2,629	—	5	2,636	—
Brain Therapies	585	538	9	(1)	586	9	2,098	1,958	7	(2)	2,100	7
Specialty Therapies	396	371	7	(1)	397	7	1,491	1,419	5	(2)	1,493	5
Pain Therapies	294	301	(2)	(1)	295	(2)	1,136	1,182	(4)	(2)	1,138	(4)

Diabetes Group	512	496	3	(4)	516	4	1,927	1,864	3	(13)	1,940	4

TOTAL	$7,916	$7,567	5%	$(37)	$7,953	5%	$29,710	$28,833	3%	$(34)	$29,744	3%
See description of non-GAAP financial measures at the end of the earnings press release.

(1) In fiscal year 2017, the Company realigned its divisions within the Restorative Therapies Group, which included a movement of revenue from certain product lines in Restorative Therapies Group to Cardiac & Vascular Group's Aortic & Peripheral Vascular division. As a result, fiscal year 2016 results have been recast to adjust for this realignment.
(2) Constant currency growth, a non-GAAP financial measure, measures the change in revenue between current and prior year periods using average exchange rates in effect during the applicable prior year period.
(3) Fiscal year 2016 was a 53-week year, with the extra week included in the first quarter results. While it is difficult to calculate the impact of the extra week, the Company estimates that the extra week impact on worldwide, fiscal year 2016 first quarter revenue was approximately $450 million. Excluding the approximately $450 million from fiscal year 2016 total revenue would result in approximately 5 percent growth on a constant currency, constant week basis.

MEDTRONIC PLC
U.S.(1) REVENUE
(Unaudited)

	FOURTH QUARTER AS REPORTED			FISCAL YEAR AS REPORTED
(in millions)	FY17 Q4	FY16 Q4	Reported Growth	FY17 Total	FY16 Total	Reported Growth (3)
Cardiac & Vascular Group	$1,484	$1,417	5%	$5,454	$5,369	2%
Cardiac Rhythm & Heart Failure	888	844	5	3,234	3,126	3
Coronary & Structural Heart	331	322	3	1,203	1,264	(5)
Aortic & Peripheral Vascular (2)	265	251	6	1,017	979	4

Minimally Invasive Therapies Group	1,314	1,252	5	5,049	5,014	1
Surgical Solutions	618	577	7	2,363	2,283	4
Patient Monitoring & Recovery	696	675	3	2,686	2,731	(2)

Restorative Therapies Group (2)	1,302	1,255	4	5,012	4,899	2
Spine	471	463	2	1,858	1,836	1
Brain Therapies	324	294	10	1,191	1,104	8
Specialty Therapies	297	283	5	1,138	1,085	5
Pain Therapies	210	215	(2)	825	874	(6)

Diabetes Group	303	293	3	1,148	1,140	1

TOTAL	$4,403	$4,217	4%	$16,663	$16,422	1%

(1) U.S. includes the United States and U.S. territories.
(2) In fiscal year 2017, the Company realigned its divisions within the Restorative Therapies Group, which included a movement of revenue from certain product lines in Restorative Therapies Group to Cardiac & Vascular Group's Aortic & Peripheral Vascular division. As a result, fiscal year 2016 results have been recast to adjust for this realignment.
(3) Fiscal year 2016 was a 53-week year, with the extra week included in the first quarter results. While it is difficult to calculate the impact of the extra week, the Company estimates that the extra week impact on worldwide, fiscal year 2016 first quarter revenue was approximately $450 million.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC(1)
(Unaudited)

	FOURTH QUARTER AS REPORTED			FOURTH QUARTER CONSTANT CURRENCY ADJUSTED			FISCAL YEAR AS REPORTED			FISCAL YEAR CONSTANT CURRENCY ADJUSTED
(in millions)	FY17 Q4	FY16 Q4	Reported Growth	Currency Impact on Revenue	FY17 Q4	Constant Currency Growth (3)	FY17 Total	FY16 Total	Reported Growth (4)	Currency Impact on Revenue	FY17 Total	Constant Currency Growth (3)(4)
U.S.	$1,484	$1,417	5%	$—	$1,484	5%	$5,454	$5,369	2%	$—	$5,454	2%
Non-U.S. Developed	926	905	2	(21)	947	5	3,393	3,283	3	(3)	3,396	3
Emerging Markets	438	420	4	2	436	4	1,651	1,566	5	(34)	1,685	8
Cardiac & Vascular Group (2)	2,848	2,742	4	(19)	2,867	5	10,498	10,218	3	(37)	10,535	3

U.S.	1,314	1,252	5	—	1,314	5	5,049	5,014	1	—	5,049	1
Non-U.S. Developed	921	901	2	(13)	934	4	3,479	3,299	5	45	3,434	4
Emerging Markets	370	307	21	3	367	20	1,391	1,250	11	(28)	1,419	14
Minimally Invasive Therapies Group	2,605	2,460	6	(10)	2,615	6	9,919	9,563	4	17	9,902	4

U.S.	1,302	1,255	4	—	1,302	4	5,012	4,899	2	—	5,012	2
Non-U.S. Developed	437	421	4	(7)	444	5	1,588	1,542	3	14	1,574	2
Emerging Markets	212	193	10	3	209	8	766	747	3	(15)	781	5
Restorative Therapies Group (2)	1,951	1,869	4	(4)	1,955	5	7,366	7,188	2	(1)	7,367	2

U.S.	303	293	3	—	303	3	1,148	1,140	1	—	1,148	1
Non-U.S. Developed	168	166	1	(5)	173	4	625	584	7	(12)	637	9
Emerging Markets	41	37	11	1	40	8	154	140	10	(1)	155	11
Diabetes Group	512	496	3	(4)	516	4	1,927	1,864	3	(13)	1,940	4

U.S.	4,403	4,217	4	—	4,403	4	16,663	16,422	1	—	16,663	1
Non-U.S. Developed	2,452	2,393	2	(46)	2,498	4	9,085	8,708	4	44	9,041	4
Emerging Markets	1,061	957	11	9	1,052	10	3,962	3,703	7	(78)	4,040	9
TOTAL	$7,916	$7,567	5%	$(37)	$7,953	5%	$29,710	$28,833	3%	$(34)	$29,744	3%
See description of non-GAAP financial measures at the end of the earnings press release.
(1) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.
(2) In fiscal year 2017, the Company realigned its divisions within the Restorative Therapies Group, which included a movement of revenue from certain product lines in Restorative Therapies Group to Cardiac & Vascular Group's Aortic & Peripheral Vascular division. As a result, fiscal year 2016 results have been recast to adjust for this realignment.
(3) Constant currency growth, a non-GAAP financial measure, measures the change in revenue between current and prior year periods using average exchange rates in effect during the applicable prior year period.
(4) Fiscal year 2016 was a 53-week year, with the extra week included in the first quarter results. While it is difficult to calculate the impact of the extra week, the Company estimates that the extra week impact on worldwide, fiscal year 2016 first quarter revenue was approximately $450 million. Excluding the approximately $450 million from fiscal year 2016 total revenue would result in approximately 5 percent growth on a constant currency, constant week basis.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Fiscal year ended
(in millions, except per share data)	April 28, 2017	April 29, 2016	April 28, 2017	April 29, 2016
Net sales	$7,916	$7,567	$29,710	$28,833

Costs and expenses:
Cost of products sold	2,436	2,363	9,291	9,142
Research and development expense	553	575	2,193	2,224
Selling, general, and administrative expense	2,479	2,360	9,711	9,469
Special charge	—	70	100	70
Restructuring charges, net	201	131	363	290
Certain litigation charges	—	—	300	26
Acquisition-related items	72	100	220	283
Amortization of intangible assets	496	483	1,980	1,931
Other expense (income), net	48	(21)	222	107
Operating profit	1,631	1,506	5,330	5,291

Interest income	(94)	(110)	(366)	(431)
Interest expense	290	481	1,094	1,386
Interest expense, net	196	371	728	955
Income before provision for income taxes	1,435	1,135	4,602	4,336
Provision for income taxes	271	31	578	798
Net income	1,164	1,104	4,024	3,538
Net (income) loss attributable to noncontrolling interests	(1)	—	4	—
Net income attributable to Medtronic	$1,163	$1,104	$4,028	$3,538

Basic earnings per share	$0.85	$0.79	$2.92	$2.51

Diluted earnings per share	$0.84	$0.78	$2.89	$2.48

Basic weighted average shares outstanding	1,369.0	1,400.7	1,378.9	1,409.6

Diluted weighted average shares outstanding	1,380.6	1,416.3	1,391.4	1,425.9

Cash dividends declared per ordinary share	$0.43	$0.38	$1.72	$1.52

MEDTRONIC PLC
NET INCOME AND DILUTED EPS GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended April 28, 2017
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Provision for Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$7,916	$2,436	69.2%	$1,631	20.6%	$1,435	$1,163	$0.84	18.9%
Non-GAAP Adjustments: (2)
Restructuring charges, net	—	—		201		201	139	0.10	30.8
Acquisition-related items (a)	—	(10)		82		82	62	0.04	24.4
Amortization of intangible assets	—	—		496		496	325	0.24	34.5
Certain tax adjustments, net (b)	—	—		—		—	147	0.11	—
Non-GAAP	$7,916	$2,426	69.4%	$2,410	30.4%	$2,214	$1,836	$1.33	17.0%
Foreign currency impact	37	22	(0.2)	33	0.3			0.02
Constant Currency Adjusted	$7,953	$2,448	69.2%	$2,443	30.7%			$1.35

	Three months ended April 29, 2016
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Provision for Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$7,567	$2,363	68.8%	$1,506	19.9%	$1,135	$1,104	$0.78	2.7%
Non-GAAP Adjustments: (2)
Special charge (c)	—	—		70		70	44	0.03	24.0
Restructuring charges, net	—	—		131		131	97	0.07	26.0
Acquisition-related items	—	—		100		100	85	0.06	15.0
Amortization of intangible assets	—	—		483		483	348	0.25	28.0
Debt tender premium	—	—		—		183	118	0.08	—
Non-GAAP	$7,567	$2,363	68.8%	$2,290	30.3%	$2,102	$1,796	$1.27	14.6%

Year over year percent change:								Net Income	Diluted EPS
GAAP								5%	8%
Non-GAAP								2%	5%
Constant Currency Adjusted Non-GAAP									6%
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	The data in this schedule has been intentionally rounded to the nearest $0.01 and, therefore, may not sum.

(2)	Non-GAAP adjustments relate to charges or benefits that management believes may or may not recur with similar materiality or impact on results in future periods.

(a)
Integration-related costs incurred in connection with the Covidien acquisition, and charges incurred in connection with the pending divestiture of a portion of our Patient Monitoring & Recovery division to Cardinal Health.

(b)
The net charge primarily relates to the tax effect from the recognition of the outside basis difference of certain subsidiaries which are included in the expected divestiture of a portion of our Patient Monitoring & Recovery division to Cardinal Health, and the resolution of various tax matters from prior periods.

(c)	The impairment of a debt investment.

MEDTRONIC PLC
NET INCOME AND DILUTED EPS GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Fiscal year ended April 28, 2017
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Provision for Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$29,710	$9,291	68.7%	$5,330	17.9%	$4,602	$4,028	$2.89	12.6%
Non-GAAP Adjustments: (2)
Impact of inventory step-up (a)	—	(38)		38		38	24	0.02	36.8
Special charge (b)	—	—		100		100	63	0.05	37.0
Restructuring charges, net	—	(10)		373		373	272	0.20	27.1
Certain litigation charges	—	—		300		300	190	0.14	36.7
Acquisition-related items (c)	—	(10)		230		230	156	0.11	32.2
Amortization of intangible assets	—	—		1,980		1,980	1,460	1.05	26.3
Certain tax adjustments, net (d)	—	—		—		—	202	0.15	—
Non-GAAP	$29,710	$9,233	68.9%	$8,351	28.1%	$7,623	$6,395	$4.60	16.2%
Foreign currency impact	34	(65)	0.3	289	0.9			0.17
Constant Currency Adjusted	$29,744	$9,168	69.2%	$8,640	29.0%			$4.77

	Fiscal year ended April 29, 2016
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Provision for Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$28,833	$9,142	68.3%	$5,291	18.4%	$4,336	$3,538	$2.48	18.4%
Non-GAAP Adjustments: (2)
Impact of inventory step-up (e)	—	(226)		226		226	165	0.12	27.0
Special charge (f)	—	—		70		70	44	0.03	37.1
Restructuring charges, net	—	(9)		299		299	221	0.15	26.1
Certain litigation charges	—	—		26		26	17	0.01	34.6
Acquisition-related items	—	—		283		283	212	0.15	25.1
Amortization of intangible assets	—	—		1,931		1,931	1,467	1.03	24.0
Loss on previously held forward starting interest rate swaps	—	—		—		45	29	0.02	35.6
Debt tender premium	—	—		—		183	118	0.08	35.5
Certain tax adjustments, net (g)	—	—		—		—	417	0.29	—
Non-GAAP	$28,833	$8,907	69.1%	$8,126	28.2%	$7,399	$6,228	$4.37	15.8%

Year over year percent change:								Net Income	Diluted EPS
GAAP								14%	17%
Non-GAAP								3%	5%
Constant Currency Adjusted Non-GAAP (3)									9%
See description of non-GAAP financial measures contained in this release.

(1)	The data in this schedule has been intentionally rounded to the nearest $0.01 and, therefore, may not sum.

(2)	Non-GAAP adjustments relate to charges or benefits that management believes may or may not recur with similar materiality or impact on results in future periods.

(a)	Represents amortization of step-up in fair value of inventory acquired in connection with the HeartWare acquisition.

(b)	The charge represents a contribution to the Medtronic Foundation.

(c)
Integration-related costs incurred in connection with the Covidien acquisition, and charges incurred in connection with the pending divestiture of a portion of our Patient Monitoring & Recovery division to Cardinal Health.

(d)
The net charge primarily relates to the tax effect from the recognition of the outside basis difference of certain subsidiaries which are included in the expected divestiture of a portion of our Patient Monitoring & Recovery division to Cardinal Health, certain tax charges recorded in connection with the redemption of an intercompany minority interest, and the resolution of various tax matters from prior periods.

(e)	Represents amortization of step-up in fair value of inventory acquired in connection with the Covidien acquisition.

(f)	The impairment of a debt investment.

(g)
Primarily relates to U.S. income tax expense resulting from the Company's completion of an internal reorganization of the ownership of certain legacy Covidien businesses that reduced the cash and investments held by Medtronic’s U.S.- controlled non-U.S. subsidiaries. Also includes a benefit related to the establishment of a deferred tax asset on the tax basis in excess of book basis of a wholly owned U.S. subsidiary of which the Company disposed.

(3)
Due to its 52/53 week fiscal year calendar, the Company had an additional selling week in the first quarter of fiscal year 2016. While it is difficult to calculate an exact impact from the extra week, the Company estimates an $0.08 to $0.10 benefit to non-GAAP diluted earnings per share (EPS) in the first quarter of fiscal year 2016. The Company estimates that, adjusting for the extra week, non-GAAP earnings and diluted EPS increases were approximately 8 to 9 percent and approximately 11 to 12 percent, respectively, on a constant currency, constant week basis when compared to the prior fiscal year.

MEDTRONIC PLC
RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW
(Unaudited)

	Fiscal Year
(in millions)	2017	2016	2015
Net cash provided by operating activities	$6,880	$5,218	$4,902
Additions to property, plant, and equipment	(1,254)	(1,046)	(571)
Free Cash Flow (1)	$5,626	$4,172	$4,331
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE (SG&A), RESEARCH AND DEVELOPMENT EXPENSE (R&D), AND OTHER EXPENSE (INCOME), NET ON AN ADJUSTED BASIS
(Unaudited)

	Three months ended April 28, 2017
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a Percent of Net Sales	R&D Expense	R&D Expense as a Percent of Net Sales	Other Expense (Income), net	Other Expense (Income), net as a Percent of Net Sales
As reported	$7,916	$2,479	31.3%	$553	7.0%	$48	0.6%
Foreign currency impact	37	9		3		(30)
Adjusted	$7,953	$2,488	31.3%	$556	7.0%	$18	0.2%

	Fiscal year ended April 28, 2017
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a Percent of Net Sales	R&D Expense	R&D Expense as a Percent of Net Sales	Other Expense (Income), net	Other Expense (Income), net as a Percent of Net Sales
As reported	$29,710	$9,711	32.7%	$2,193	7.4%	$222	0.7%
Foreign currency impact	34	19		4		(213)
Adjusted	$29,744	$9,730	32.7%	$2,197	7.4%	$9	—%
See description of non-GAAP financial measures at the end of the earnings press release.

MEDTRONIC PLC
REVENUE AND OPERATING PROFIT PERCENT GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended April 28, 2017		Fiscal year ended April 28, 2017
	Revenue	Operating Profit Percent	Operating Profit Percent
Reported	4.6%	20.6%	17.9%
Non-GAAP adjustments (1)	—	9.8	10.2
Foreign currency impact	0.5	0.3	0.9
Non-GAAP constant currency adjusted	5.1%	30.7%	29.0%
Impact from acquisitions and divestitures	(1.1)	0.3	0.4
Adjusted	4.0%	31.0%	29.4%
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	Non-GAAP adjustments relate to charges or gains that management believes may or may not recur with similar materiality or impact on results in future periods.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	April 28, 2017	April 29, 2016
ASSETS

Current assets:
Cash and cash equivalents	$4,967	$2,876
Investments	8,741	9,758
Accounts receivable, less allowances of $155 and $161, respectively	5,591	5,562
Inventories	3,338	3,473
Other current assets	1,865	1,931
Current assets held for sale	371	—
Total current assets	24,873	23,600

Property, plant, and equipment, net	4,361	4,841
Goodwill	38,515	41,500
Other intangible assets, net	23,407	26,899
Tax assets	1,509	1,383
Other assets	1,232	1,421
Noncurrent assets held for sale	5,919	—

Total assets	$99,816	$99,644

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current debt obligations	$7,520	$993
Accounts payable	1,731	1,709
Accrued compensation	1,860	1,712
Accrued income taxes	633	566
Other accrued expenses	2,442	2,185
Current liabilities held for sale	34	—

Total current liabilities	14,220	7,165

Long-term debt	25,921	30,109
Accrued compensation and retirement benefits	1,641	1,759
Accrued income taxes	2,405	2,903
Deferred tax liabilities	2,978	3,729
Other liabilities	1,515	1,916
Noncurrent liabilities held for sale	720	—

Total liabilities	49,400	47,581

Commitments and contingencies

Shareholders’ equity:

Ordinary shares — par value $0.0001	—	—
Additional paid-in capital	29,551	32,227
Retained earnings	23,356	21,704
Accumulated other comprehensive loss	(2,613)	(1,868)
Total shareholders’ equity	50,294	52,063
Noncontrolling interests	122	—
Total equity	50,416	52,063
Total liabilities and equity	$99,816	$99,644

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year
(in millions)	2017	2016	2015
Operating Activities:
Net income	$4,024	$3,538	$2,675
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,917	2,820	1,306
Amortization of debt discount and issuance costs	11	29	76
Acquisition-related items	(46)	218	634
Provision for doubtful accounts	39	49	35
Deferred income taxes	(459)	(460)	(926)
Stock-based compensation	348	375	439
Loss on debt extinguishment	—	163	—
Other, net	(93)	(111)	(134)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(75)	(435)	(413)
Inventories	(227)	(186)	(282)
Accounts payable and accrued liabilities	356	(379)	849
Other assets and liabilities	85	(403)	643
Net cash provided by operating activities	6,880	5,218	4,902
Investing Activities:
Acquisitions, net of cash acquired	(1,324)	(1,213)	(14,884)
Additions to property, plant, and equipment	(1,254)	(1,046)	(571)
Purchases of investments	(4,371)	(5,406)	(7,582)
Sales and maturities of investments	5,356	9,924	5,890
Other investing activities, net	22	(14)	89
Net cash (used in) provided by investing activities	(1,571)	2,245	(17,058)
Financing Activities:
Acquisition-related contingent consideration	(69)	(22)	(85)
Change in current debt obligations, net	906	7	(1)
Repayment of short-term borrowings (maturities greater than 90 days)	(2)	(139)	(150)
Proceeds from short-term borrowings (maturities greater than 90 days)	12	139	150
Issuance of long-term debt	2,140	—	19,942
Payments on long-term debt	(863)	(5,132)	(1,268)
Dividends to shareholders	(2,376)	(2,139)	(1,337)
Issuance of ordinary shares	428	491	649
Repurchase of ordinary shares	(3,544)	(2,830)	(1,920)
Other financing activities	85	82	(31)
Net cash (used in) provided by financing activities	(3,283)	(9,543)	15,949
Effect of exchange rate changes on cash and cash equivalents	65	113	(353)
Net change in cash and cash equivalents	2,091	(1,967)	3,440
Cash and cash equivalents at beginning of period	2,876	4,843	1,403
Cash and cash equivalents at end of period	$4,967	$2,876	$4,843
Supplemental Cash Flow Information
Cash paid for:
Income taxes	$1,029	$1,379	$632
Interest	1,134	1,266	578